Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Carousso

(914) 595-8218

VISANT CORPORATION ANNOUNCES 2008 THIRD QUARTER RESULTS

ARMONK, NY, November 5, 2008 — VISANT CORPORATION today announced its results for the third quarter ended September 27, 2008, including consolidated net sales of $256.7 million, an increase of 8% over third quarter 2007 consolidated net sales of $238.4 million. In addition, the company reported a consolidated net loss for the third quarter of 2008 of $1.9 million, compared to a consolidated net loss of $2.8 million for the third quarter ended September 29, 2007. Visant also reported consolidated earnings before net interest expense, provision for income taxes and depreciation and amortization expense (EBITDA) of $38.8 million for the third quarter of 2008, an increase of 4%, compared to EBITDA of $37.3 million for the third quarter of 2007. Visant’s consolidated Adjusted EBITDA (defined in the accompanying summary of financial data) was $48.0 million for the third quarter of 2008, an increase of 25%, compared to Adjusted EBITDA of $38.5 million for the third quarter of 2007.

For the nine months ended September 27, 2008, consolidated net sales were $1,071.4 million, compared to $995.7 million of net sales from continuing operations for the comparative nine-month period of 2007, an increase of 8%. Consolidated net income increased by 20% during the first nine months of fiscal year 2008 to $89.6 million compared to net income from continuing operations of $74.9 million for the comparative period in 2007. Consolidated EBITDA for the nine months ended September 27, 2008 totaled $271.9 million, an increase of 6%, compared to $257.6 million for the comparative nine-month period of 2007. Consolidated Adjusted EBITDA totaled $289.3 million for the nine months ended September 27, 2008, an increase of 11%, compared to Adjusted EBITDA from continuing operations of $261.8 million for the comparative period in 2007.

Commenting on the third quarter performance, Marc Reisch, Chairman, President and Chief Executive Officer of Visant, said, “Throughout 2008 we have been very focused on cost reduction and containment efforts throughout Visant. By the end of the year, we will have completed four facility consolidations. The significant cost savings from these consolidations will provide important cushion in this difficult economic environment. We expect the fourth quarter to be difficult, and anticipate that Adjusted EBITDA will be down for the fourth quarter of 2008 versus the fourth quarter of 2007.”

Net sales of the Scholastic segment increased $1.8 million, or 4%, to $45.8 million for the third quarter of 2008 from $44.0 million for the third quarter of 2007. The increase was primarily attributable to higher volumes of specialty rings and prices in our jewelry products, partially offset by a shift in metal mix to lower priced metals.

Net sales of the Memory Book segment increased $2.8 million, or 4%, to $74.9 million for the third quarter of 2008 compared to $72.1 million for the third quarter of 2007. The increase was due mainly to account growth, increased sales driven by new and enhanced product and service offerings and the acquisition of assets from Publishing Enterprises, Incorporated (“Publishing Enterprises”) made during the fourth quarter of 2007.

Net sales of the Marketing and Publishing Services segment increased $13.5 million, or 11%, to $136.2 million for the third quarter of 2008 from $122.7 million for the third quarter of 2007. This increase was primarily attributable to incremental volume from the Phoenix Color Corp. (“Phoenix Color”) acquisition, the completion of which was announced on April 1, 2008. This increase was offset by lower volume in our educational book component and direct mail operations.

Adjusted EBITDA of the Scholastic segment improved to a loss of $7.0 million for the third quarter of 2008 from a loss of $9.0 million for the third quarter of 2007. The improvement was due to higher jewelry product sales and continued focus on cost reduction efforts, partially offset by increased gold costs and a shift in metal mix in our jewelry products to lower priced metals.

Adjusted EBITDA for the Memory Book segment was $20.3 million for the third quarter of 2008, an increase of 8%, compared to $18.8 million for the prior year comparative period. The increase of $1.5 million in Adjusted EBITDA was primarily the result of increased sales driven by new and enhanced products and strong operating performance.

Adjusted EBITDA of the Marketing and Publishing Services segment increased $6.0 million, or 21%, to $34.7 million during the third quarter of 2008 from $28.7 million for the third quarter of 2007. The increase was primarily a result of the acquisition of Phoenix Color, partially offset by lower volume in our educational book component and direct mail operations.

For the nine months ended September 27, 2008, net sales for the Scholastic segment were $328.5 million, an increase of 3%, compared to $320.4 million for the prior year comparative period. The increase of $8.1 million was primarily attributable to incremental volume driven by the acquisition of Neff Motivation, Inc., which occurred during the first quarter of 2007, and the impact of price increases for jewelry products, partially offset by lower jewelry product sales volume and an unfavorable shift in metal mix to lower priced metals.

Net sales for the Memory Book segment were $367.0 million for the nine-month period ended September 27, 2008, an increase of 7%, compared to $344.4 million for the comparative prior year period. The increase was primarily the result of account growth, increased sales driven by new and enhanced product and service offerings and the acquisition of the assets of Publishing Enterprises.

Net sales of the Marketing and Publishing Services segment increased $45.3 million, or 14%, to $377.0 million during the nine months ended September 27, 2008 from $331.7 million for the comparative nine-month period in 2007. This increase was primarily attributable to sales generated by operations we acquired in 2008 and 2007, partially offset by lower volume in our educational book component and direct mail operations.

For the nine months ended September 27, 2008, the Scholastic segment reported Adjusted EBITDA of $48.6 million, a decrease of $3.9 million, compared to $52.5 million for the prior year comparative period. This decrease was due primarily to an unfavorable shift in metal mix and higher gold costs in our jewelry operations.

Our Memory Book segment reported Adjusted EBITDA of $147.4 million for the nine months ended September 27, 2008, an increase of $14.4 million, compared to $133.0 million for the comparative prior year period. The increase was primarily the result of sales growth and strong operating performance.

The Marketing and Publishing Services segment reported Adjusted EBITDA of $93.3 million for the nine months ended September 27, 2008, an increase of $17.0 million, compared to $76.3 million during the first nine months of 2007. This increase was mainly the result of volume generated by the operations acquired in 2008 and 2007 and favorable product mix in our sampling operations. These increases were partially offset by lower sales in our direct marketing and educational book component operations.

As of September 27, 2008, Visant’s consolidated debt, comprised of the outstanding indebtedness under its senior credit facilities and its senior subordinated notes, was $943.4 million, including $125.0 million of borrowings outstanding under its domestic revolving line of credit arising, in part, from Visant’s purchase of Phoenix Color and $1.9 million of borrowings outstanding under its Canadian revolving line of credit. Visant’s cash position at September 27, 2008 totaled $15.4 million. Visant’s parent, Visant Holding Corp., had outstanding senior discount notes with an accreted value of $243.2 million, senior notes of $350.0 million and cash of $6.5 million as of September 27, 2008.

Visant has provided a reconciliation of net income to EBITDA and Adjusted EBITDA in the accompanying summary of financial data.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Memory Book and Marketing and Publishing Services.

CONFERENCE CALL

The company’s regular quarterly conference call concerning the third quarter results will be webcast live today at 10:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling, and educational and trade publishing segments.

The company has three reportable segments:

Scholastic — provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions;

Memory Book — provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events; and

Marketing and Publishing Services — provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release may contain “forward-looking statements.” Forward-looking statements are based on our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “continue”, “believe”, or the negative thereof or other similar expressions that are intended to identify forward-looking statements and information. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the company or industry results, to differ materially from historical results, any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on estimates and assumptions by our management that, although we believe are reasonable, are inherently uncertain and subject to a number of risks and uncertainties, and you should not place undue reliance on them. Such risks and uncertainties include, but are not limited to, the following: our substantial indebtedness; our inability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner; competition from other companies; the seasonality of our businesses; the loss of significant customers or customer relationships; levels of customers’ advertising spending, including as may be impacted by economic factors; fluctuations in raw material prices; our reliance on a limited number of suppliers; our reliance on numerous complex information systems; the reliance of our businesses on limited production facilities; the amount of capital expenditures required at our businesses; labor disturbances; environmental regulations; foreign currency fluctuations and foreign exchange rates; the outcome of litigation; our dependency on the sale of school textbooks; control by our stockholders; Jostens’ reliance on independent sales representatives; the failure of our sampling systems to comply with U.S. postal regulations; changes in book buying habits; and the textbook adoption cycle and levels of government funding for education spending. These factors could cause actual results to differ materially from historical results or those anticipated or predicted by the forward-looking statements. We caution that the foregoing list of important factors is not exclusive. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.

The following information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Nine months ended
In thousands	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Net sales	$256,736	$238,396	$1,071,410	$995,712
Cost of products sold	144,068	136,033	523,366	481,879

Gross profit	112,668	102,363	548,044	513,833
Selling and administrative expenses	94,448	86,773	342,575	319,534
(Gain) loss on disposal of fixed assets	(96)	(65)	(94)	555
Special charges (1)	5,702	236	9,588	195

Operating income	12,614	15,419	195,975	193,549
Interest expense, net	16,797	17,666	51,292	72,234

(Loss) income before income taxes	(4,183)	(2,247)	144,683	121,315
(Benefit from) provision for income taxes	(2,282)	548	55,069	46,414

(Loss) income from continuing operations	(1,901)	(2,795)	89,614	74,901
Income from discontinued operations, net	—	—	—	110,902

Net (loss) income	$(1,901)	$(2,795)	$89,614	$185,803

Adjusted EBITDA (2)	$47,983	$38,532	$289,289	$261,843

Adjusted EBITDA Reconciliation:

In thousands
Net (loss) income	$(1,901)	$(2,795)	$89,614	$185,803
Interest expense, net	16,797	17,666	51,292	72,234
(Benefit from) provision for income taxes	(2,282)	548	55,069	46,414
Depreciation and amortization expense	26,232	21,870	75,959	64,042
Discontinued operations, net	—	—	—	(110,902)

EBITDA	38,846	37,289	271,934	257,591
Special charges (1)	5,702	236	9,588	195
(Gain) loss on disposal of fixed assets	(96)	(65)	(94)	555
Other (3)	3,531	1,072	7,861	3,502

Adjusted EBITDA (2)	$47,983	$38,532	$289,289	$261,843

(1)	Special charges for the third quarter ended September 27, 2008 represented $5.7 million of costs associated with the closure of the Pennsauken, New Jersey and Attleboro, Massachusetts facilities and certain international operations. These charges include approximately $3.9 million of non-cash costs, including $3.0 million resulting from the write-off of accumulated currency translation balances and $0.9 million of related asset impairment charges.

Special charges for the nine months ended September 27, 2008 represented $8.1 million of costs associated with the closure of the Pennsauken, New Jersey and Attleboro, Massachusetts facilities and certain international operations. These charges include approximately $3.9 million of non-cash costs, including $3.0 million resulting from the write-off of accumulated currency translation balances and $0.9 million of related asset impairment charges. Additionally, Visant incurred approximately $1.5 million of other severance and related benefits associated with headcount reductions.

Special charges for the third quarter ended September 29, 2007 represented $0.2 million of severance and related benefits for headcount reductions in the Marketing and Publishing Services segment.

Special charges for the nine months ended September 29, 2007 represented $0.2 million of severance and related benefits for headcount reductions in the Marketing and Publishing Services segment offset by a reversal of less than $0.1 million of accrued severance and related benefit costs associated with headcount reductions in the Scholastic and Memory Books segments.

(2)	Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, and income from discontinued operations, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indentures governing our and our parent’s outstanding notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indentures governing our and our parent’s notes would prohibit Visant Corporation and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability, and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(3)	Other charges for the quarter ended September 27, 2008 primarily consisted of $3.0 million of costs associated with the closure of the Pennsauken, New Jersey and Attleboro, Massachusetts facilities and certain international operations, $0.8 million of management fees and $0.1 million of other costs that are non-recurring in nature. These charges were reduced by net recovery under an insurance policy for matters related to a closed facility in the amount of $0.4 million.

For the nine months ended September 27, 2008, other charges primarily consisted of $3.0 million of costs associated with the closure of the Pennsauken, New Jersey and Attleboro, Massachusetts facilities and certain international operations, $2.5 million of management fees, $1.9 million of non-recurring inventory costs associated with the company’s strategic decision to no longer sell certain products in the Scholastic segment and $0.5 million of other costs that are non-recurring in nature.

Other charges for the quarter ended September 29, 2007 included $0.8 million of management fees and $0.2 million of additional rent in connection with the relocation of certain operating facilities.

For the nine-month period ended September 29, 2007, other charges primarily consisted of $2.4 million of management fees, $0.5 million of additional rent in connection with the relocation of certain operating facilities, $0.4 million of non-recurring facility moving costs and $0.3 million related to costs incurred in making required filings with the Securities and Exchange Commission related to market-making transactions in certain of the company’s debt securities that may be made by certain affiliates of Visant.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA (UNAUDITED)

	Three months ended		$ Change	% Change
In thousands	September 27, 2008	September 29, 2007
Net sales
Scholastic	$45,824	$43,983	$1,841	4%
Memory Book	74,900	72,060	2,840	4%
Marketing and Publishing Services	136,163	122,653	13,510	11%
Inter-segment eliminations	(151)	(300)	149	NM

	$256,736	$238,396	$18,340	8%

Adjusted EBITDA
Scholastic	$(7,019)	$(9,009)	$1,990	22%
Memory Book	20,265	18,805	1,460	8%
Marketing and Publishing Services	34,737	28,736	6,001	21%

	$47,983	$38,532	$9,451	25%

NM = not meaningful

	Nine months ended		$ Change	% Change
In thousands	September 27, 2008	September 29, 2007
Net sales
Scholastic	$328,471	$320,384	$8,087	3%
Memory Book	366,990	344,435	22,555	7%
Marketing and Publishing Services	377,007	331,666	45,341	14%
Inter-segment eliminations	(1,058)	(773)	(285)	NM

	$1,071,410	$995,712	$75,698	8%

Adjusted EBITDA
Scholastic	$48,587	$52,545	$(3,958)	(8)%
Memory Book	147,400	133,030	14,370	11%
Marketing and Publishing Services	93,302	76,268	17,034	22%

	$289,289	$261,843	$27,446	10%

NM = not meaningful